EXHIBIT 10.2

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

Task Order
Oxygen Biotherapeutics, Inc. & Bioserv Corporation dba NextPharma Technologies USA, Inc.

This Task Order (the “Task Order”) is entered into as of November 15th, 2011 between Bioserv Corporation dba NextPharma Technologies USA, Inc. (“Bioserv”) a California corporation located at 5340 Eastgate Mall, San Diego, CA 92121 and Oxygen Biotherapeutics, Inc. (“Client”) a North Carolina Corporation located at One Copley Parkway, Suite 490, Morrisville, North Carolina 27560.

A.	Project Title/Number:		cGMP Production Services
B.	Bioserv Contact:		Kevin Koziatek	Vice President of Sales, North America
			+1.314.575.0051	Kevin.koziatek@gmail.com
C.	Oxygen Biotherapeutics Contact:		Scott Webb Ph.D., MBA	Director, Pharmaceutical Research & Development
D.	Services to be performed and associated prices, not including raw material component, in-process testing, release testing, and additional costs
E.	Schedule of services:
	o	Target Start Date:	TBD
	o	Target Completion Date:	TBD
F.	Raw Materials may be provided by Client or procured by Bioserv: See Proposal.
G.	Reports: Bioserv shall provide the following reports to Client:
	•	Executed and Client approved cGMP Batch History Records (“BHR”)
	•	Technology transfer of analytical methods to specified contract lab
	•	Technology Transfer of Client process and product to Bioserv
	•	Certificate of Release
H.	Regulatory Jurisdiction: United States

Payment Milestone Table for cGMP Validation Services

Milestone 1	Activity	Amount Due
Upfront Payment Milestone 1	Full Execution and Approval of Proposal	$97,000
Milestone 2	Successful Installation of Equipment	$35,000
Milestone 3	Approved IQ/OQ/PQ Reports	$75,000
Milestone 4	Approved Sterilizer Validation Report	$36,000
Milestone 5	Acceptance of Feasibility Batch ($20,000 after each)	$60,000
Milestone 6	Release of Clinical Batch ($60,000 after each)	$60,000-180,000
Milestone 7	Release of Final Clinical Batch	Remaining

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

The parties have caused this Task Order to be executed as of the Task Order Effective Date.

Oxygen Biotherapeutics, Inc.	Bioserv Corporation
Dba NextPharma Technologies USA, Inc.

By: /s/ Michael Jebsen Print Name: Michael Jebsen Title: President Date: November 15, 2011	By: /s/ Martin Sellers Print Name: Martin Sellers Title: General Manager Date: November 15, 2011

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

November 15th, 2011	Revision B	Contact Partner: Scott Webb Ph.D., MBA Senior Director, Research & Development Oxygen Biotherapeutics One Copley Parkway, Suite 490 Morrisville, North Carolina 27560
		Tel:	919-855-2103
		email:	s.webb@oxygenbiomed.com
		Offer no:	00047-11-D

PROPOSAL

Dear Scott,

Bioserv Corporation dba NextPharma Technologies USA, Inc., (“Bioserv”) believes it can meet Oxygen Biotherapeutics, Inc. (“Client”) cGMP manufacturing requirements for cGMP Liquid Formulation, Filtering, Filling, Terminal Sterilization, Labeling, and Packaging of Client’s drug product for Clinical Studies.  (For commercial scale production, a separate multi-year partnership requiring detailed terms and conditions specified in a formal Manufacturing Services Agreement will be drafted separately.)  It is with great pleasure that I present you with the following 2011 proposal.

Executive Summary

Bioserv’s vision is to work closely with Oxygen Biotherapeutics so that when new products are launched those products can be transferred seamlessly to Bioserv for manufacturing and distribution.  In essence, Bioserv will become Oxygen Biotherapeutics “Virtual Manufacturing Floor”.

Bioserv’s corporate policy is to strive for excellence, meet customer expectations, and take responsibility for each and every project.  In addition, our goal is produce the highest quality products. In addition, Bioserv is pleased to be FDA and ISO 13485:2003 certified.

Major Assumptions

•
Costs are estimates and are based on time, labor and information known at this time which includes the following activities:  facility modifications, receipt of equipment, set-up of equipment, create proper cGMP documentation for equipment.

•	Costs are estimates and based on time and labor known at this time for conducting proper cGMP IQ/OQ/PQ activities that are required for automation equipment.
•	If there is a change in scope, prices are subject to change.
•	Each bottle will be individually labeled, stored at Bioserv, and shipped to Client or appropriate Client distributor, in accordance with Client and Bioserv written approval of supplied specifications.
•	Terminal Sterilization will be accomplished through a validated rotary steam autoclave sterilization cycle at Bioserv.
•
Some specialized equipment and instruments will be supplied by Client, as itemized in Exhibit A.  All equipment or instruments not supplied by Client must be supplied and maintained by Bioserv at Bioserv’s expense.

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

Product Description

Oxycyte® is the company’s perfluorocarbon (PFC) therapeutic oxygen carrier. It is designed to enhance oxygen delivery to damaged tissues. When used as an intravenous emulsion, Oxycyte can carry many times more oxygen than hemoglobin, making it an effective means of transporting oxygen to tissues and carrying carbon dioxide to the lungs for disposal. Oxycyte is not a blood substitute. Because it is a PFC, and not based on hemoglobin, it does not have the safety issues associated with hemoglobin-based products. In fact, we believe that Oxycyte has a very favorable risk-benefit profile for its potential indications.

The company is in a Phase II, dose escalation, clinical trial in Switzerland and Israel using Oxycyte in traumatic brain injury.  The company believes Oxycyte has the potential for use in multiple indications.

Bioserv is cGMP and ISO13485:2003 certified as well as FDA inspected annually for pharmaceutical and medical device manufacturing.  Bioserv provides and maintains Class 100, 10,000, and 100,000 manufacturing suites.  Bioserv has two (2) Emergency Power Backup Generators and has a Clean Water System on site.  In addition, Bioserv provides cGMP Cold Chain Controlled Temperature Storage and Logistics Services to meet Client storage requirements.

The following information forms the basis of our response to the scope of work necessary to meet your production requirements:

1)
Although this material is not defined as hazardous, standard lab safety including particulate mask, goggles, and gloves will be required during the handling of this material.  Bioserv requires a MSDS for Client-provided components.

2)	Validation Services are included in this proposal and includes any added equipment (IQ/OQ) and the process (PQ) services.

3)
Preparation of the cGMP Batch Master Record and purchased component release specifications (if necessary) will be prepared and is based solely on Client’s protocols and information provided to Bioserv.

4)	Client materials may be received Client-approved with appropriate release paperwork.

5)	The manufacturing protocol must be finalized and approved by Client prior to Bioserv executing cGMP production.

6)	Lead-time for receipt of container/closure and other related production materials will need to be included in scheduling of production.

7)	Bioserv will not be responsible for any finished product or stability testing. Outsourcing is available for those activities.

8)	Pricing is in U.S. dollars. If any assumption listed above changes, the pricing for this project is subject to change upon written approval of the Client.

9)	Shipping and shipping insurance charges are estimated as a separate line item in this proposal located in the Additional Services section.

10)
Pricing includes maintaining Bioserv-owned Equipment and Accessories (“Bioserv-Owned EquipmentAny breakdown costs, repair costs, and/or routine preventative maintenance costs associated with Client-provided Equipment and Accessories (“Client-Provided Equipment”), as listed in Exhibit A attached hereto and incorporated herein by reference, for a minimum of twenty-four (24) months from date of cGMP Equipment Set Up milestone is achieved will be invoiced to Client at cost + 10%.

11)
Pass-through costs will be included with final milestone payment invoice.  Consumables, listed in Exhibit A, shall initially be provided by Client but subsequent replacements will be included as Pass-through costs.

12)	Client shall incur no costs for removal of Client-Provided Equipment, including any costs for facility renovation.

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

Table 1:                                                                                                                                   cGMP Production Services
Activity	# of Bottles	# of Batches	Price per Batch1	Price1	Success Criteria	What is included
cGMP Equipment Set Up	$35,000				All necessary manufacturing and analytical equipment procured, and all necessary facility modifications complete, as evidenced by updated facility drawings and equipment transfer documentation
Cost for all materials other than Client-Provided Equipment and Associated Accessories, personnel labor and time for activities required to receive, install, set-up Client’s equipment, and associated cGMP documentation.

cGMP Equipment IQ/OQ/PQ Services	$75,000				All necessary manufacturing and analytical equipment, and all necessary facilities comply with cGMP standards, as evidenced by a satisfactory independent compliance audit report
Cost for personnel labor and time for conducting all of the necessary IQ/OQ/PQ activities:
Report generation; Execution of Initial Qualification; Execution of Operational Qualification; and Execution of Process Qualification to set up and install Client’s equipment and platforms and writing all cGMP documents (i.e. SOP’s, Training on equipment, etc.)

Project Management	Included in batch pricing				N/A
Project Management of all cGMP activities per Batch which includes labor and time involved for ordering, receiving raw materials, shipping and handling of samples to 3rd party Analytical Labs, shipping and handling of materials to Client.

Sterilization cycle verification (transfer of cycle)	$12,000				Sterilization cycle is determined to be effective at loads between 60 and 90 bottles, as evidenced by acceptable F0 calculation over the entire sterilizer load
Cost for personnel labor and time for conducting all of the necessary activities:
• Generation of study report
• Perform cycle verification X 3 for temperature mapping
• Verification cycle with product X 1
• Summary of finding/ final report

Sterilization cycle validation	$24,000				Sterilization cycle is determined to be effective at loads between 60 and 90 bottles, as evidenced by an Client-approved sterilization validation report
Cost for personnel labor and time for conducting all of the necessary sterilization validation activities:
• Generation of protocol
• Perform cycle validation X 3 with product from Feasibility batches
• Validation report summary

cGMP Feasibility Batches	Up to 100	3	$39,950	$119,850
At least two of three batches, one of which must be the final feasibility batch, must meet all then-current product specifications and must be deemed acceptable for release by Client for preclinical supply purposes.

Write all cGMP Master Batch Records, Specifications and formatted and finalized as cGMP documentation with Client’s final approval.
Bioserv personnel will receive Client-approved raw materials, inspect, and release to items to WIP Inventory.
Preparation of Parts (Clean Steam Autoclave), if required.  All bottles, glassware, and lab ware will be thoroughly washed and dried, and depyrogenated prior to production.
All cGMP Feasibility/Clinical Batches will take place in a Class 100,000 room using a Class 100 hood which includes but is not limited to:
• Coarse Emulsion Process w/Nitrogen Purge
• Following In-Process Analytical Protocols
• Fine Emulsion Process w/Nitrogen Purge
• Filtration of Fine Emulsion
• Filling into 130mL Bottles w/Nitrogen Overlay
• Capping all bottles
• Terminal Sterilize using Rotary Autoclave
100% Inspection of product per cGMP Master Batch Record
Labeling/Packaging (see Labeling/Packaging Table 2)
Review documentation and release for shipment. Prepare documentation per cGMP Batch Record, if required.
Includes cost of manufacturing labor, utilities to operate general lab equipment, Class 10,000 room use, and campaign cleaning, cost of power, initial environmental monitoring, and room certifications.

cGMP Clinical Batches	Up to 100	21	$51,920	$103,840	Each batch must meet all then-current product specifications and be deemed acceptable for release by Client for clinical supply purposes .
Total Production Services Amount						$369,690

1If there is a change in scope, then pricing is subject to change subject to written approval of Client.
2Up to three  (3) additional Clinical Batches (up to a total of five (5) Clinical Batches) may be conducted upon Clients request at the same per unit costs listed provided that the additional clinical batches are manufactured within eighteen (18) months of signed and dated proposal.

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

Table 2:                                                                                                                  cGMP Labeling Services
Activity	# of Bottles	# of Batches	Price per Batch1	Total Price1	What is Included
Project Management	Included in Batch Price
Project Management of all cGMP activities per Batch which includes labor and time involved for ordering, receiving raw materials, shipping and handling of samples to 3rd party Analytical Labs, shipping and handling of materials to Client.

cGMP Labeling Services	Up to 100	22	$6,897	$13,794
Labor to complete the following activities:
Complete all cGMP Master Batch Records, Specifications and formatted and finalized as cGMP documentation with Client’s final approval.
Bioserv personnel will receive work in process (WIP) product from manufacturing to be labeled and packaged in CTS Suite.
Printing and release of labels from text provided by Client
• Label all Bottles
• Transfer labeled Bottles into long term controlled temperature storage
Storage of printed materials are locked and secure in a limited access location
cGMP production suite specifically designed for Labeling and Packaging operations
All QA and CTS personnel specially trained in Labeling Services
• cGMP Batch History Record review and QA release
• Original copy of the cGMP batch history record and accompanying documentation will be forwarded to Client.
• Transfer of product to Bioserv’s Long-Term Storage facilities (see cGMP Storage and Distribution Agreement for specific terms and conditions).

Total cGMP Labeling Services					$13,794

1If there is a change in scope, then pricing is subject to change subject to written approval of Client.
2Up to three (3) additional Clinical Batches (up to a total of five (5) Clinical Batches) may be conducted upon Clients request at the same per unit costs listed provided that the additional clinical batches are manufactured within eighteen (18) months of signed and dated proposal..

Table 3:   Additional Services 1, 2
Description of Services	Unit	Cost/Unit	Mark-up	Comment
Raw Materials, Chemicals, Glassware, Labware, Filters, etc 1	Each	Cost	10%
Hazardous Waste Disposal, < five (5) gallons 2	Each	$750	N/A	3rd Party
Additional charges for change in scope by choices made by Client	Hourly	$250	N/A

1 applies to Feasibility and Clinical Batches
2 greater than five (5) gallons hazardous waste charges will be invoiced based on overall weight of material disposed.

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

Table 5:	Price Summary Table

Activity	Price1	# of Batches	Total Price1
cGMP Equipment Set-Up	$35,000	n/a	$35,000
cGMP IOPQ Services	$75,000	N/A	$75,000
Sterilization cycle verification (transfer of cycle)	$12,000	N/A	$12,000
Sterilization cycle validation	$24,000	N/A	$24,000
cGMP Feasibility Batches	$39,950	3	$119,850
cGMP Clinical Batches	$51,920	22	$103,840
cGMP Labeling Services	$6,897	22	$13,794
Raw Materials, Chemicals, Glassware, Labware, Filters, etc 1	Cost + 10%	Per Batch	TBD
Hazardous Waste Disposal, ≤ five (5) gallons 2	$750	Per Batch	TBD

1If there is a change in scope, pricing is subject to change subject to written approval of Client.
2Up to three (3) additional Clinical Batches (up to a total of five (5) Clinical Batches) may be conducted upon Clients request at the same per unit costs listed provided that the additional clinical batches are manufactured within eighteen (18) months of signed and dated proposal.

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

Terms:

This proposal is an estimate of the job costs based upon what is known regarding the Scope of Work and is valid for thirty (30) days for the scope of the project outlined in this proposal.   Invoices are due net thirty (30) days, unless Client notifies Bioserv of a bona fide dispute, and a one percent (1%) late fee per month will be assessed after forty-five (45) days past due.  Notice of bona fide disputes must be made in  writing and all undisputed amounts remain due as provided for herein.  Product on customer hold for any reason including for additional test results beyond sterility certification will be invoiced after receipt of sterility certification and title will transfer to Client regardless of the shipment status and location of product.  Product remaining in Bioserv cGMP storage thirty (30) days beyond receipt of sterility certification will be transferred into our long-term storage facility and will incur additional storage fees until the product has shipped in full.

Changes and delays that are a result of decisions, indecisions, or requests made by the Client or formulation issues that are the responsibility of the Client during production will result in additional labor and material fees beyond those quoted and will be invoiced to the Client at Bioserv’s standard rates. Prices are subject to change.  Product shipped within California may require payment of California State Sales Tax.  All price changes from those quoted must be approved in writing by Client prior to being incurred.

Next Steps:

Please review this proposal and let us know if you need any clarification.  The Cancellation and Postponement Policy is attached along with Bioserv’s standard cGMP Storage and Shipping agreement. A firm timeline of deadlines will be provided by Bioserv once the manufacturing date has been established.

Thank you for the opportunity to present this proposal for the cGMP production services.  Please contact me with any questions or comments.  Bioserv looks forward to more opportunities to assist with the production of Oxygen Biotherapeutics, Inc. products.

Sincerely,
Kevin
Kevin Koziatek
Vice President of Sales, North America
Bioserv Corporation, dba NextPharma Technologies USA, Inc.

Cc:           Martin Sellers                     General Manager
Alan Sanders                      Director of Finance

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

PROPOSAL ACCEPTANCE

Completion of this Proposal Acceptance Form signifies the acceptance by Oxygen Biotherapeutics Inc. (“Client”) of the attached Bioserv Corporation dba NextPharma Technologies USA, Inc. (“Bioserv”) proposal dated June 15th, 2011 (the “Proposal”), including the terms and conditions specified below. These terms and conditions will take precedence over any specified in proposal dated June 15th, 2011.
The Proposal Acceptance Form must be fully completed before Bioserv will schedule services and allocate resources. If the Proposal Acceptance Form is incomplete when submitted (e.g., missing Purchase Order Number or required payment, approval signatures, etc.) delays in scheduling the Bioserv services will result.

Please complete the following and send this completed Proposal Acceptance Form via email or fax to 858-450-0785 and mail original with payment to Bioserv Business Development.

Modifications of this Proposal Acceptance Form will be binding only if made with an approved Change Order signed by Bioserv and Client.

PO Number:
Project Name: cGMP Production Services	Proposal Number: 00047-11-D
Accounts Payable	Optional Addressee
Name: Oxygen Biotherapeutics, Inc.	Name:
Tel: 919-855-2100	Tel:
Address: ONE Copley Parkway, Suite 490 Morrisville, NC 27560	Address:
Preferred initial payment (check box)	☐ Check enclosed ☐ Wire Transfer
The Proposal referenced above is accepted:
Company Name: Oxygen Biotherapeutics, Inc.
Signature	Printed Name Michael Jebsen
Date	Title Exec. VP Finance & Admin., CFO, Interim CEO

TERMS AND CONDITIONS

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

1.
Bioserv will be responsible for performing instructions according to a batch record (BHR), which has been jointly agreed to by the Client and Bioserv. Client acknowledges that the work to be performed by Bioserv is experimental in nature and portions of the work may not have been fully validated within generally accepted standards of the pharmaceutical or medical device industry.  Therefore, without limitation, Bioserv will not be responsible for unexpected results that can be attributed to a process or procedure either supplied by, or requested by Client, which has not been fully validated.

2.
All documentation and submissions to regulatory authorities in support of the Client product are the responsibility of Client. No documentation will be provided by Bioserv except as specifically contracted in writing between Client and Bioserv.

3.	Bioserv makes no representation or warranties regarding the suitability of the Client product for any purpose whatsoever, or for the efficacy of the product.

4.	Client is solely responsible for providing complete and accurate scientific data to Bioserv regarding the Client product and the Client requirements for formulation, fill and finish of Client product.

5.
In accepting its obligations under the terms of the Purchase Order, Bioserv has relied upon the accuracy, completeness and correctness of the data and information provided by Client in developing the project, any associated timeline and the estimated or fixed cost for the project. It is understood by Client that additional charges may be billed to Client in the event that any data or information provided by Client proves to be incorrect, incomplete or in error and as a result requires more effort by Bioserv than anticipated in the original project proposal.

6.
Client warrants to Bioserv that all substances delivered by Client to Bioserv will be free of hazardous or toxic material and that no specific safe handling instructions are applicable to any such substance or materials, except as already disclosed to Bioserv in writing by Client.

7.
Client represents and warrants to Bioserv that all finished product delivered by Bioserv to Client will be held and/or used or disposed of by Client in a safe and responsible manner, and in accordance with all applicable laws, rules and regulations.

8.
Prepayment fees (not including Project initiation fees), where applicable, are refundable less charges under Bioserv’s Cancellation and Postponement Policy and/or expenses incurred by Bioserv prior to the cancellation or postponement. Other payments including Project Initiation fees are non-refundable.

9.
The specific work to be invoiced by Bioserv is set forth in the proposal.  Client acknowledges that the proposal may be inadequate due to unforeseen circumstances which increase the amount of work required to complete the project.  Bioserv will be responsible for any charges in excess of the proposal if 1) the event causing the charge is within the scope of work; and 2) the occurrence of the event could be expected for a project similar to the current project.  For other excess charges, Bioserv will notify Client immediately if the costs to complete the project exceed the proposed budget. No additional work involving charges in excess of the project proposal will commence without Client approval. After discussion of changes between Bioserv and Client, changes will be implemented by a written Change Order signed by Bioserv and Client.

TERMS AND CONDITIONS (continued)

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

10.
Despite any other provision of this Proposal Acceptance Sheet or otherwise, in no event shall Bioserv be liable for any indirect, consequential or special loss or damages, however caused, regardless of whether the other party knew or should have known of the possibility of such damages.  Additionally, and without limiting the foregoing, Bioserv’s total liability for all actions and claims arising (including any claim for damages to or destruction of active pharmaceutical ingredients) shall not exceed the aggregate amounts paid to Bioserv relating to the Proposal.  However, nothing in this clause shall limit or exclude Bioserv’s liability for death,  personal injury, or damage to Client-Provided Equipment  arising from its negligence.  The parties each acknowledge that the limitation of liabilities and disclaimers contained herein constitute an agreed upon allocation of risk between the parties, have been factored into the pricing of the services, and are an essential element of the bargain between the parties.

11.
Client acknowledges and agrees that Bioserv’s obligations to Client are limited to performance by Bioserv of services (formulation, sterilization, fill and finish) in accordance with the master batch record and applicable Good Manufacturing Practices (cGMPs).  Bioserv hereby warrants that its services will conform in all material respects with the terms of the master batch record and cGMPs; and that its services shall comply with relevant United States laws and regulations.  EXCEPT FOR THE ABOVE EXPRESS WARRANTIES, BIOSERV DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.
In the course of performing its obligations under the terms of the Proposal, Bioserv may purchase materials in anticipation of events identified by the project proposal to which a Purchase Order or duly signed Change Order has authorized work. Should those materials become unusable to the project as a consequence of delays in or changes to the project, including but not limited to postponement or cancellation, except where such delays or changes can be attributed to the actions or inactions of Bioserv or its contractors, the cost of such materials will be invoiced to the Client and the Client agrees to pay to Bioserv the amounts so invoiced.

13.	The arrangement between Bioserv and Client is one of service provider and Client. No joint venture, partnership or agency is to be created or deemed as between Bioserv and Client.

14.
Client shall indemnify, defend and hold harmless Bioserv and its officers, directors, employees, agents, successors and assigns from and against any and all obligations, costs, loss, damages, claims, attorneys fees and liability of any character in any way arising from or relating to any breach of their agreement by Client and/or any representation or warranty made by Client to Bioserv, including without limitation, any matter asserted by participants in any clinical trial of Client product.  Nothing in this paragraph is intended to limit or waive any equitable or other rights to indemnification that Bioserv may otherwise be entitled.

15.
Any terms or conditions on any Purchase Order, invoice or similar documents, shall be null and void to the extent they are inconsistent with any terms of the Proposal and this Proposal Acceptance Sheet, unless they specifically express the intention of the parties to amend such documents and are signed by Bioserv and Client.

16.
Client shall be responsible for all sales and use taxes, duties and other government charges arising under the Proposal, excluding any income taxes on the payments received by Bioserv hereunder. If the product is shipped to a California destination, California sales tax will be charged unless a Tax Exempt Certificate is presented to Bioserv.

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

TERMS AND CONDITIONS (continued)

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

17.
No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.

18.
The agreement between Client and Bioserv shall be governed by the laws of the State of California and all claims arising hereunder shall be subject to the exclusive jurisdiction of the state and federal courts in the County of San Diego, California.

19.	Bioserv shall not be liable for delays in delivery due to acts of God, floods, fire, war, riot, terrorist acts, strikes and other matters beyond its reasonable control.

20.
All prices quoted and payments made shall be in U.S. Dollars.  Late payments shall be subject to a late fee of one percent (1%) per month or twelve percent (12%) per annum.  Bioserv shall have the right to reschedule and/or withhold services in the event of late payments.

21.
Each party will maintain, for the duration of this agreement, insurance in the amount up to two million U.S. dollars ($2,000,000) which is reasonably adequate to cover its obligations hereunder, and, upon request, each party will provide to the other party a certificate of insurance showing that such insurance is in place.  Bioserv shall specifically provide insurance coverage for any damage incurred to Client-Provided Equipment and Product, whether raw, in-process, or finished, while Client-Provided Equipmenet and Product is in Bioserve’s possession or under their control, excluding the cost of API which must be provided by Client. Client shall maintain standard capital equipment insurance coverage on the Client-Provided Equipment during the term of this agreement.

22.
Client shall have forty-five (45) days from receipt of shipment to inspect Product.    If Client believes any Product does not conform to the Client and Bioserv approved Specifications or applicable Good Manufacturing Practices, Client shall notify Bioserv in writing, including detailed explanation of the non-conformity.  Upon receipt of such notice, Bioserv will investigate the alleged non-conformity and determine the root cause, and (a) if Bioserv agrees the Product is non-conforming due to errors, omissions or other manufacturing practices by Bioserv and , provided that Client returns all non-conforming Product to Bioserv excluding the cost of API which must be provided by Client, Bioserv will provide Client with replacement of Product or provide credit for the entire cost of the Product, on an expedited basis, including shipping costs (e.g. costs of transportation, insurance, and freight) for the non-conforming  Product(s) and the replacement  Product(s), immediately upon the return of the non-conforming Product, or (b) if Bioserv disagrees with Client’s determination that the Product is non-conforming, Bioserv will so notify Client within fourteen (14) days after the investigation by Bioserv.  If the Parties dispute whether Product is conforming or non-conforming due to errors, omissions or other manufacturing practices by Bioserv, samples of the Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity shall be binding upon the Parties.  Party who receives favorable judgment will be reimbursed by opposing Party for all expenses or fees incurred in dispute resolution.  For clarification purposes, payments for Product are due net thirty (30) days from receipt unless written notice of rejection has been issued prior to such payments becoming due.  Payments for Product which is rejected after thirty (30) days, shall be credited against future invoices or, where no future invoices are issued, refund of payment for rejected Product shall be made to Client within thirty (30) days of final determination that Product was in fact non-conforming

23.	A Quality Agreement shall be executed within five (5) business days of execution of this Proposal and shall thereafter be incorporated herein by reference as Exhibit B.

24.
All title, rights and ownership of Client-Provided Equipement shall remain with Client at all times.  Use of Client-Provided Equipement for anything other than services performed for Client under this Agreement are expressly prohibited.

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

Cancellation and Postponement Policy

Scheduling Policy

To maintain a smooth manufacturing schedule and offer maximum flexibility to Client without punitive fees, Bioserv Corporation, dba NextPharma Technologies USA, Inc. (“Bioserv”) adheres to the following policy which allows our project managers to provide Client with an estimated project start date for the purposes of completing a timeline.  However, the manufacturing division will set Bioserv’s manufacturing schedule, and only those projects, which have achieved the following milestones, will be confirmed on the schedule:

i)	Receipt of purchase order and requested deposit
ii)	All required validations/qualifications/engineering runs are performed and approved by Client
iii)	Production batch record approved by Client and Bioserv
iv)	All equipment and preparation items in-house and available for use
v)	Components, excipients and/or active ingredients have been received and released

Accommodations may be negotiated as Bioserv recognizes that some products have sensitive active ingredients that must be chilled, filled and lyophilized within a short time window.  Once on the manufacturing schedule, Client will be notified of the actual project start date. A postponement or cancellation caused by Client will incur fees.  Bioserv will work closely with Client to ensure that Client requirements are met.  Bioserv’s manufacturing schedule is necessarily complex, and Bioserv reserves the right to change the schedule to permit maximum utilization of the facility.  Should scheduling changes be necessary, Bioserv shall notify Client immediately.

1.	Project Start Dates will not be assigned without a valid Purchase Order.
2.	All Purchase Orders must be accompanied by the requested deposit.
3.	For Purchase Orders of Project(s) CANCELLED, the following fee schedule will apply.

Cancellation Fee Schedule

For Notifications prior to…	Fee Assessed
180 days	20% of Total Project Amount
90 – 179 days	50% of Total Project Amount
60 – 89 days	75% of Total Project Amount
Less than 60 days	100% of Total Project Amount

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121
CONFIDENTIAL

Cancellation and Postponement Policy (continued)

1.
If a Purchase Order or specific project line item or project start date is CANCELLED by Client, all labor hours incurred will be totaled and charged to Client at two hundred and fifty dollars ($250) per hour in addition to the above fee.

2.	For Purchase Orders of Project(s) POSTPONED, the following fee schedule will apply.

Postponement Fee Schedule

For Notifications prior to…	Fee Assessed
180 days	No charge
90-179 days	25% of Total Project Amount
60-89 days	30% of Total Project Amount
30-59 days	40% of Total Project Amount
Less than or equal 30 days	50% of Total Project Amount

6.
A project postponement of greater than sixty (60) days will be considered a cancellation.  A new proposal and Purchase Order will be required to renew the order.  Based on the schedule, new date(s) selection may be limited.

7.
If a Purchase Order or specific project line item or project start date is POSTPONED by Client, all labor hours incurred will be totaled and charged to Client at two hundred and fifty dollars ($250) per hour in addition to the above fee.

Bioserv Corporation dba NextPharma Technologies USA, Inc. 5340 Eastgate Mall San Diego, CA. 92121 Tel 858-450-3123 Fax 858-450-0785	General Manager Martin Sellers Director of Finance Alan Sanders	Director of Quality Dave Braggs	Vice President of Sales, North America Kevin Koziatek Tel 314.575.0051 Kevin.koziatek@gmail.com